SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST
OPTIMUM INTERNATIONAL FUND
2005 Market Street
 Philadelphia, PA 19103-7094
INFORMATION STATEMENT
This Information Statement is being furnished on behalf of the Board of Trustees ("Trustees" or "Board") of the Optimum Fund Trust (the "Trust") to inform shareholders of the Optimum International Fund (the "Fund") about a recent change related to the Fund's sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund's investment manager, Delaware Management Company (the "Manager"), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission ("SEC").  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement will be available beginning on or about Sept. 20, 2017 to shareholders of record of the Fund as of Sept. 11, 2017.
INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a "manager of managers" arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors who are both affiliated and unaffiliated with the Trust or the Manager, and to modify material terms and conditions of the related sub-advisory agreements, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the "1940 Act") generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund.  In order to use the "manager of managers" authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on Jan. 17, 2017 (the "SEC Order").  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust's Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not "interested persons" of the Trust or of the Manager (the "Independent Trustees"), at a Board meeting held on June 21, 2017 (the "Meeting"), approved a new sub-advisory agreement (the "Sub-advisory Agreement") between the Manager and Acadian Asset Management LLC ("Acadian"), under which Acadian would continue to serve as a sub-adviser to the Fund after the Transaction (as defined below).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding Acadian and the Sub-advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 2005 Market Street, Philadelphia, PA 19103-7094, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. ("MMHI"), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited ("Macquarie").  The Manager is registered as an investment advisor with the SEC under the Investment Advisors Act of 1940 (the "Advisors Act").
The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated Jan. 4, 2010 between the Trust and the Manager (the "Management Agreement").  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation ("LPL"), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust's Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund's assets among one or more current or additional sub-advisors, and to monitor the sub-advisors' compliance with the Fund's investment objective, policies and restrictions.  Under the Management Agreement, the Trust will bear the expenses of conducting its business.  In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 0.7500% on average daily net assets up to $500 million; 0.7150% on average daily net assets from $500 million to $1 billion; 0.7000% of average daily net assets from $1 billion to $1.5 billion; 0.6750% of average daily net assets from $1.5 billion to $2 billion; 0.6500% of average daily net assets from $2 billion to $2.5 billion; and 0.6000% of average daily net assets over $2.5 billion.  The Manager has agreed to waive all or a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund's expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  For the fiscal year ended March 31, 2017, the Manager received advisory fees of $4,417,359 from the Fund.

  The key executives and each trustee of the Manager and their principal occupations are: Shawn Lytle, Trustee and President; Roger A. Early, Trustee and Executive Vice President / Managing Director, Head of Fixed Income Investments / Co-Chief Investment Officer – Total Return Fixed Income Strategy; David F. Connor, Trustee and Senior Vice President / General Counsel / Secretary; Richard Salus, Senior Vice President / Chief Financial Officer; and Daniel V. Geatens, Director of Financial Administration.  The address of each person listed is 2005 Market Street, Philadelphia, PA 19103-7094.

THE SUB-ADVISOR
Acadian is located at 260 Franklin Street, Boston, MA 02110. Acadian's predecessor firm was founded in 1986 and registered as an investment advisor with the SEC that same year.  Acadian is a direct subsidiary of OM Affiliate Holdings LLC ("OMAH") and an indirect, wholly-owned subsidiary of OM Asset Management plc ("OMAM"), which are both indirect subsidiaries of Old Mutual plc ("Old Mutual"), a London-based financial services firm. Each of the OMAM group firms (including Acadian) exercise complete discretion over its investment philosophy, people and process, and Acadian is operated as a single independent entity. As of June 30, 2017, Acadian managed over $86.5 billion in total assets under management. Acadian manages assets across the globe for sophisticated institutional clients throughout the world including major corporations, pension plans, investment companies, endowments, universities, and governments.

Acadian was approved by the Board to continue to serve as a sub-advisor to the Fund at the Meeting. Acadian is not affiliated with the Manager, and Acadian discharges its responsibilities subject to the oversight and supervision of the Manager.  Acadian is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of retaining Acadian and the implementation of the Sub-advisory Agreement.  The fees paid by the Manager to Acadian depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund's assets allocated to Acadian by the Manager.  In accordance with procedures adopted by the Board, Acadian may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between Acadian and the Manager is dated June 21, 2017.

Acadian does not serve as an investment sub-advisor to any registered investment company which has an investment objective similar to the Fund's investment objective.

The names and principal occupations of the principal executive officers of Acadian and the Acadian portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person's position with Acadian, is 260 Franklin Street, Boston, MA 02110:

Name	Position

Churchill G. Franklin John R. Chisholm, CFA	Chief Executive Officer Executive Vice President and Chief Investment Officer
Mark J. Minichiello	Executive Vice President and Chief Operating Officer
Brendan O. Bradley, Ph.D. Ross A. Dowd	Senior Vice President, Director, Portfolio Management, Deputy Chief Investment Officer Executive Vice President, Global Head, Client Group

THE TRANSACTION

OMAM is a publicly-traded entity that owns Acadian through OMAH. During the first half of 2017, Old Mutual made a series of transactions that significantly reduced its ownership interest in OMAM (collectively, the "Transaction"). After the Transaction, OMAM continued to retain ownership of Acadian and Acadian does not expect the Transaction to have any material impact on Acadian's business and day-to-day operations. In addition, there was no change to the portfolio management team or investment strategy in connection with the portion of the Fund's assets sub-advised by Acadian as a result of the closing of the Transaction. Notwithstanding the foregoing, the Transaction could be construed to constitute a "change of control" of Acadian under applicable provisions of the 1940 Act.  The 1940 Act provides that a "change of control" of a fund's adviser or sub-adviser results in an "assignment," and a consequent automatic termination, of an investment advisory agreement between a fund and its adviser or sub-adviser, as the case may be.  Accordingly, the prior sub-advisory agreement dated Dec. 15, 2014 between the Manager and Acadian, as a sub-adviser to the Fund, may have terminated in connection with the Transaction.  Therefore, out of an abundance of caution, the Board, at its Meeting, approved the Sub-advisory Agreement with Acadian as detailed below.

THE SUB-ADVISORY AGREEMENT
The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years.  Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Sub-advisory Agreement are substantially similar to the terms of the prior sub-advisory agreement between the Manager and Acadian.

The Sub-advisory Agreement provides that Acadian, among other duties, will make all investment decisions for its allocated portion of the Fund's investment portfolio. Acadian, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund's assets.  Acadian also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's investment portfolio.

The Sub-advisory Agreement provides for Acadian to be compensated based on the average daily net assets of the Fund allocated to Acadian. Acadian is compensated from the fees that the Manager receives from the Fund.  Acadian generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund's portfolio securities and other investments.

The Sub-advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust at any time on written notice to Acadian, or (ii) Acadian, on not less than sixty (60) days' written notice to the Manager and the Trust.

THE MANAGER'S RECOMMENDATION AND
THE BOARD OF TRUSTEES' CONSIDERATIONS
The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and Acadian.  Because Acadian was an existing sub-adviser to the Fund, the Board took into account information furnished and discussed throughout the year at quarterly Board meetings with respect to Acadian, as well as information furnished specifically for the contract approval proposed at the Meeting. Information furnished at Board meetings throughout the year included: an analysis by the Manager (with the assistance of LPL) of the investment performance of Acadian and the portion of the Fund's assets (i.e., sleeve of the Fund) it sub-advised; information comparing, among other things, the

Optimum International Fund's investment performance with those of other mutual funds deemed comparable by Lipper Inc., an independent third-party analyst and subsidiary of Broadridge Inc.; and compliance reports and related certifications furnished by Acadian and the Manager. Material furnished specifically in connection with the Meeting and the review of the Sub-advisory Agreement included:  a memorandum from the Manager reviewing the Sub-advisory Agreement and the various services proposed to be rendered by Acadian; a description of Acadian's proposed sub-advisory fees under the Sub-advisory Agreement showing their competitiveness with the fees charged by Acadian to other comparable accounts; information concerning Acadian's organizational structure and the experience of its investment management personnel; a "due diligence" report describing various material items in relation to Acadian's personnel, organization and policies; copies of Acadian's compliance policies and procedures and its Code of Ethics; a copy of the Sub-advisory Agreement; and materials specifically discussing the Transaction.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with their independent counsel. In this regard, the Independent Trustees reviewed with independent counsel their legal duties and obligations in connection with the approval of the Sub-advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were provided to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board's decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Acadian, the Board specifically considered that the Sub-advisory Agreement contains substantially similar provisions to those in the prior Acadian sub-advisory agreement for the Fund. The Board reviewed materials provided by Acadian regarding its experience and the qualifications of its personnel, and placed weight on Acadian's representation that there were no planned changes with respect to Acadian's personnel responsible for security selection and portfolio management of the portion of the Fund's assets managed by Acadian in connection with the Transaction. The quality of the services of Acadian was also considered primarily in respect to the investment performance of its sleeve of the Fund as described further in the "Investment Performance" section below. The Board was also satisfied with the adherence by Acadian with the investment policies and restrictions of the Fund, as well as their adherence to various Fund compliance and other procedures. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by Acadian under the Sub-advisory Agreement were satisfactory.

Investment Performance. The Board placed significant emphasis on Acadian's prior investment performance on its sleeve of the Fund. While consideration was given to performance reports and discussions throughout the year, particular attention in assessing performance was given to Acadian's performance on its portion of the Fund to date relative to the Fund's peers and benchmark. The Board was satisfied with such performance. As noted above, the Board placed weight on Acadian's representation that there are no planned changes with respect to the Acadian personnel currently responsible for security selection and portfolio management of its portion of the Fund in connection with the Transaction. The Board believed such information and analysis evidenced the benefits to the Fund of retaining Acadian as a sub-adviser and the high quality of portfolio management services expected to be provided by Acadian under the Sub-advisory Agreement.

Advisory Fees; Profitability; and Economies of Scale.  The Board was provided with a description of the fees to be charged by Acadian under the Sub-advisory Agreement which showed them to be identical to the sub-advisory fees from the prior Acadian sub-advisory agreement for the Fund. The Board also was provided with information showing that Acadian's fees were competitive with those charged by Acadian to other comparable investment companies or accounts. The Board was informed that Acadian may receive certain fall-out benefits in connection with their relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels, and that the Manager's profitability is not expected to be impacted following the re-approval of Acadian at current asset levels. The Board was also provided with profitability information with respect to the portion of the Fund sub-advised by Acadian. The Trustees recognized that, to the extent the Fund's assets increase, economies of scale may result in the Manager realizing a larger profit margin on management services provided to the Fund. The Trustees also noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines.  Based upon such facts, the Board believed that the fees to be charged by Acadian under the Sub-advisory Agreement was fair and reasonable in relation to the services being provided.

GENERAL INFORMATION
Distributor
The Fund's distributor, Delaware Distributors, L.P. ("Distributor"), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust's shares under a Distribution Agreement dated Jan. 4, 2010.  The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A and Class C shares under their respective Rule 12b-1 Plans.  The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie.  The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company ("DIFSC"), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust's shareholder servicing, dividend disbursing, and transfer agent.  DIFSC provides fund accounting and financial administration oversight services to the Fund.  Those services include overseeing the Fund's pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings.  Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund.  Those services include performing functions related to calculating the Fund's net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund did not make any payments to an affiliated broker for the fiscal year ended March 31, 2017.

Record of Beneficial Ownership

As of Sept. 11, 2017, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund.  As of Sept. 11, 2017, the Fund's officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust's most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800 914-0278.

OPTIMUM INTERNATIONAL FUND
2005 Market Street
 Philadelphia, PA 19103-7094

IMPORTANT NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum International Fund (the "Fund"), a series of Optimum Fund Trust (the "Trust").  We encourage you to access and review all of the important information contained in the Information Statement, available online at: https://www.optimummutualfunds.com/lit.

The Information Statement details the recent approval of a new sub-advisory agreement with Acadian Asset Management, LLC ("Acadian"), an existing sub-advisor to the Fund. The re-approval of Acadian became effective on June 21, 2017. A more detailed description of Acadian and its investment operations, information about the sub-advisory agreement with Acadian, and the reasons the Board of Trustees (the "Board") of the Trust re-approved Acadian as a sub-advisor, are included in the Information Statement.

Delaware Management Company (the "Manager") is the investment manager to each series of the Trust, including the Fund.  The Manager employs a "manager of managers" arrangement in managing the assets of the Trust.  In connection therewith, the Trust and the Manager have received an exemptive order from the US Securities and Exchange Commission (the "SEC Order") which permits the Manager, with the approval of the Board, to appoint and replace both affiliated and unaffiliated sub-advisors, and to enter into and make material amendments to the related sub-advisory contracts on behalf of the series of the Trust without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about Sept. 20, 2017 to shareholders of record of the Fund as of Sept. 11, 2017.

The full Information Statement will be available on the Fund's website at https://www.optimummutualfunds.com/lit until at least Dec. 31, 2017.  A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting the Fund at 800 914-0278.

If you want to receive a paper or e-mail copy of the above listed document, you must request one.  There is no charge to you for requesting a copy.